EXHIBIT 99.1


                 Travis Boats Reports Second Quarter Fiscal 2003
                     Results and Update on Key Initiatives

AUSTIN, Texas, May 6, 2003 /PRNewswire-FirstCall via COMTEX/ --


Travis Boats & Motors, Inc. (Nasdaq: TRVS) today reported the results of operations for its second quarter of fiscal 2003 and the six month period ended March 31, 2003 and provided an update on several key initiatives on operations and financing.

Results of Operations

Net sales were $38,132,000 for the quarter ended March 31, 2003, compared to net sales of $47,388,000 for the same quarter of the prior fiscal year. The decline in net sales is related to operating fewer stores, a decline in comparable store sales and the decline in average retail prices based on the aggressive sell-through of non-current inventory as outlined in the business plan strategies discussed below. The Company had 34 and 35 stores in operation on March 31, 2003 and 2002, respectively. Comparable store sales declined 18.7% (34 stores in base) for the quarter ended March 31, 2003. For the six month period ended March 31, 2003 net sales totaled $56,019,000, compared to net sales of $68,054,000 for the six months ended March 31, 2002. Comparable store sales declined 15.7% (34 stores in base) for the six months ended March 31, 2003.

For the quarter ended March 31, 2003, the Company reported a net loss of $1,841,000 ($.43 per basic and diluted share). This loss includes $120,000 in preferred stock dividends. The Company had a net loss of $160,000 ($.04 per basic and diluted share) for the same quarter of the prior fiscal year. The increase in the net loss for the quarter ended March 31, 2003 is due in part to the impact of the reduction in net sales and gross profit based on the accelerated inventory sell-through as outlined in the business plan strategies discussed below.

For the six month period ended March 31, 2003, the Company reported a net loss of $5,544,000, ($1.28 per basic and diluted share, respectively). This loss includes $240,000 in preferred stock dividends.

The Company had a net loss prior to the cumulative effect of accounting change of $3,263,000 ($.75 per basic and diluted share) for the six months ended March 31, 2002. As of October 1, 2001, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets". Based on application of the provisions of SFAS 142,


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the  Company  incurred  a  non-cash,   non-recurring   charge  of  approximately
$6,528,000, net of taxes. The charge eliminated the Company's goodwill accounts. Inclusive of the cumulative effect of accounting change, the Company's net loss for the six months ended March 31, 2002 was approximately $9,800,000 ($2.25 per basic and diluted share).

Mark Walton, President of Travis Boats, said, "While we were disappointed with the results, I am very excited about our forward opportunities and our business strategy. Like most retailers, March was challenging for us. We have seen nice improvement in April. It looks like customers are ready to go boating and we are ready for them."

Key Initiatives -- Travis Boats & Motors, Inc. also has provided an update and status on various key initiatives.

Real Estate Borrowing Agreements -- The Company has renegotiated its Real Estate Borrowing Agreements with Hibernia National Bank and is in compliance with the requirements of its loan agreements. Based on the Company's operating strategy and the significant equity in the appraised values versus loan amounts on the real estate, we have initiated the potential refinance or sale/leaseback process on several properties with the objective of refinancing all Hibernia real estate loans by the fall of 2003.

Senior Inventory Borrowing Agreements -- in conjunction with requirements of its Inventory Borrowing Agreements, the Company recently submitted a comprehensive business and operating plan (the "business plan" or "plan") to its Senior Inventory Lenders (the "Inventory Lenders"). The plan discussed the forward business transformation of the Company and its anticipated short and long term impact. The Inventory Lenders provided a favorable critique of the business plan and indicated that it would serve as the basis for the renewal of the Inventory Borrowing Agreements and continuation of the longstanding relationship between the Company and the Inventory Lenders. The Company expects to have definitive agreements completed within the next 30 days that provide the necessary time and flexibility to successfully execute its plan strategy.

Business Plan -- as discussed in a recent Press Release, our newly elected Chairman, Richard Birnbaum, and Company management presented the plan to its key Inventory Lenders in mid April. The plan strategy includes acceleration of the sell-through of prior year and discontinued inventory with the expected result being a short-term adverse effect on average retail prices and gross profits,


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offset by a  significant  improvement  in  working  capital  from its  inventory borrowing base requirements. This sell-through, which began in February, has progressed favorably and is currently meeting our expectations.

A second major component of the plan strategy is a detailed review and assessment of labor requirements and operating policies and procedures. Based upon this review, the Company has implemented initiatives that will significantly reduce operating expenses for corporate and store overhead.

The strategy also contains initiatives in merchandising and several revenue enhancement opportunities. The merchandising strategy identifies initiatives focusing on inventory turn improvement, product mix refinement and seasonal sales velocity by product category. Revenue opportunities include the review and benchmarking of all stores in the areas of parts, service and finance to leverage the best practices and achievements of our top producing stores. We anticipate the implementation of our strategy across all stores will produce significant revenue enhancement.

Short Term Working Capital Loan Repayments -- the Company applied for approximately $3,018,000 in tax refunds based on its calendar year 2002 federal income tax returns. The Company received this refund amount in April 2003 and used $1,245,000 of the proceeds to repay, as scheduled, the short term working capital loans previously granted to the Company by its Senior Inventory Lenders and TMRC, LLC, its largest shareholder.

Richard Birnbaum, Chairman of Travis Boats said, "It is clear that we have a lot of work to do. The work has started and the challenge is to execute. I am enthusiastic that our strategy gives us the roadmap to re-energize the organization and deliver an excellent customer experience."

The Company will host a Conference Call at 10:00 am Central Daylight Time on Wednesday, May 7, 2003 to discuss the Results of Operations and the status of Key Initiatives. The call in number is (212) 676-5378 and the code for entry is 21144159. A replay of the conference call will be available through midnight on Saturday, May 10, 2003. The replay is accessible by calling (800) 633-8284 and the required reservation code is #21144159.

Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. As of May 5, 2003, the Company operates 32 store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee,


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Mississippi,  Georgia and  Florida  under the name Travis  Boating  Center.  The
Company's website is www.travisboatingcenter.com .

     Travis Boats & Motors, Inc. and Subsidiaries
     Condensed Consolidated Statements of Operations (Unaudited)

     (in thousands, except share data and store count)

                            Three Months ended         Six Months ended
                                 March 31,                  March 31,
                            2003          2002         2003          2002

    Net sales              $38,132       $47,388      $56,019       $68,054
    Cost of goods sold      30,543        36,919       44,913        53,520

    Gross profit             7,589        10,469       11,106        14,534

    Selling, general and
     administrative          8,497         9,010       15,833        16,325
    Financing and board
     restructure expenses      ---           ---          145           ---
    Depreciation and
     amortization              608           616        1,265         1,242
                             9,105         9,626       17,243        17,567

    Operating income/(loss) (1,516)          843       (6,137)       (3,033)
    Interest expense          (931)       (1,116)      (1,743)       (2,154)
    Other income                22            20           43            37


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    Loss before income tax
     benefit and cumulative
     effect of accounting
     change                 (2,425)         (253)      (7,837)       (5,150)
    Income tax benefit         704            93        2,533         1,887

    Net loss before
     cumulative effect of
     accounting change      (1,721)         (160)      (5,304)       (3,263)
    Cumulative effect of
     accounting change, net
     of taxes of $2,281        ---           ---          ---        (6,528)
    Net loss               $(1,721)        $(160)     $(5,304)      $(9,791)

    Preferred Stock
     Dividends                 120           ---          240           ---

    Net loss attributable
     to common
     shareholders          $(1,841)        $(160)     $(5,544)      $(9,791)
    Loss per share:
      Basic and diluted
      loss per share
      before preferred
      stock dividends and
      cumulative effect of
      accounting change,
       net                   (0.40)        (0.04)       (1.22)        (0.75)
      Preferred stock
       dividends             (0.03)          ---        (0.06)          ---
      Cumulative effect of
       accounting change,
       net                     ---           ---          ---         (1.50)


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    Basic and diluted loss
     per share              $(0.43)       $(0.04)      $(1.28)       $(2.25)

    Weighted average Basic
     and Dilutive common
     shares outstanding  4,329,727     4,348,416    4,329,727     4,351,785

    Supplemental Data -
     Unaudited
    Cash                    $2,647        $3,845
    Inventory (net)        $61,611       $75,415
    Revolving/Inventory
     debt                  $59,839       $75,703
    Stores open at end
     of period                  34            35           34            35


Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks or uncertainties. The actual results of the future events, including expectations of fiscal 2003 revenue and earnings, and expectations of alternative capital sources or ability to generate sufficient cash flow for operations could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, and the Company's ability to restructure to stop operating losses. These and numerous other risk factors were identified in the Report on Form 10-K filed for fiscal year 2002 and other documents filed of record.

     Contact:  Michael B. Perrine
               Chief Financial Officer
               (512) 347 - 8787 Ext 119


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SOURCE Travis Boats & Motors, Inc.
Michael B. Perrine, Chief Financial Officer of Travis Boats &
Motors, Inc., +1-512-347-8787, ext. 119
http://www.travisboatingcenter.com

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